December 11 , 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of NuGold Resources, Inc. on Form S-1 of our audit report, dated October 17, 2013, relating to the accompanying balance sheets as of September 30, 2013 and 2012 and the related statements of operations, stockholders’ deficit, and cash flows for the years ended September 30, 2013 and 2012 and from inception (February 26, 2010) to September 30, 2013, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
December 11 , 2013